Exhibit 10.32
PACKETEER, INC.
NOTICE OF GRANT OF PERFORMANCE SHARES
(For U.S. Participant)
The Participant has been granted an award of Performance Shares (the “Award”) pursuant to the Packeteer, Inc. 1999 Stock Incentive Plan (the “Plan”) and the Performance Share Agreement attached hereto (the “Agreement”), each of which represents the right to receive on the Settlement Date one (1) share of Common Stock, as follows:

Participant:	Employee ID:

Grant Date:	Grant No.:

Target Number of Performance Shares:	[_______________], subject to adjustment as provided by the Agreement.

Maximum Number of Performance Shares:	[_______________], subject to adjustment as provided by the Agreement. [Not to exceed 750,000 shares for 3-year Performance Period]

Performance Period:	The three fiscal years of the Corporation beginning January 1, 2007 and ending December 31, 2009.

Performance Measures:	Revenue Growth Percentage, as defined by the Agreement. Average Operating Income Margin Percentage, as defined by the Agreement.

Vesting Date:	[_______________], 2010, except as provided by the Agreement.

Vested Performance Shares:	Except as provided by the Agreement, and provided that the Participant’s Service has not terminated prior to the Vesting Date, on the Vesting Date the number of Vested Performance Shares (not to exceed the Maximum Number of Performance Shares) shall be determined by multiplying the Target Number of Performance Shares by the product of the Revenue Growth Percentage Multiplier (as defined by the Agreement) and the Average Operating Income Margin Percentage Multiplier (as defined by the Agreement).

Settlement Date:	The Vesting Date, except as otherwise provided by the Agreement.
By their signatures below or by electronic acceptance or authentication in a form authorized by the Corporation, the Corporation and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Agreement, both of which are made a part of this document. The Participant acknowledges that copies of the Plan, the Agreement and the prospectus for the Plan are available on the Corporation’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.

PACKETEER, INC.	PARTICIPANT

By:
Signature
Its:
Date
Address: 10201 North de Anza Boulevard
Cupertino, CA 95014, USA	Address

ATTACHMENTS:	1999 Stock Incentive Plan, as amended to the Grant Date; Performance Share Agreement and Plan Prospectus

PACKETEER, INC.
PERFORMANCE SHARE AGREEMENT
(For U.S. Participants)
     Packeteer, Inc. has granted to the Participant named in the Notice of Grant of Performance Shares (the “Grant Notice”) to which this Performance Share Agreement (the “Agreement”) is attached an Award consisting of Performance Shares subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the Packeteer, Inc. 1999 Stock Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan (the “Plan Prospectus”) in the form most recently prepared in connection with the registration with the Securities and Exchange Commission of shares issuable pursuant to the Plan, (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Grant Notice, this Agreement or the Plan.
     1. Definitions and Construction.
          1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.
               (a) “Average Operating Income Margin Percentage” means a percentage equal to the annual average for the Performance Period of the Pro Forma Annual Operating Income Margin determined for each fiscal year of the Corporation contained in the Performance Period and certified by the Plan Administrator in accordance with Section 4.
               (b) “Average Operating Income Margin Percentage Multiplier” means a number determined as follows:

Average Operating Income	Average Operating Income Margin
Margin Percentage	Percentage Multiplier
Less than 12.0%	0.00
12.0%	0.75
Equal to or greater than 15%	1.00
The Average Operating Income Margin Percentage Multiplier for Average Operating Income Margin Percentages falling between the percentages set forth in the table above shall be determined by linear interpolation.
               (c) “Cause” means the occurrence of any of the following: (1) Participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Corporation; (2) Participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Corporation; (3) misconduct by Participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Corporation is required to prepare an accounting restatement; (4) Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Corporation (including, without limitation, Participant’s improper use or disclosure of the confidential or proprietary information of the Corporation); (5) any intentional act by Participant which has a material detrimental effect on reputation or business of the Corporation; (6) Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Corporation of, and a reasonable opportunity to cure, such failure or inability; (7) any material breach by Participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between Participant and the Corporation, which breach is not cured pursuant to the terms of such agreement; (8) Participant’s failure to cooperate in any investigation by the Corporation that has been approved by the Board or the Audit Committee of the Board; or (9) Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Participant’s ability to perform his duties with the Corporation.
               (d) “Disability” means either (1) the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Participant’s employer accident and health plan covering employees of Participant’s employer.
               (e) “ Involuntary Termination of Service” means the involuntary termination by the Corporation (or its successor) of the Service of the Participant for reasons other than Cause; provided, however, that Involuntary Termination of Service shall not include any voluntary termination or any termination of Participant’s employment which is a result of Participant’s death or Disability.

               (f) “Operating Income” means the operating income of the Corporation for a fiscal year of the Corporation determined in accordance with generally accepted accounting principles but prior to the accrual or payment of any Performance Award (as defined by the Plan) for the Performance Period.
               (g) “Performance Share” means a right to receive on the Settlement Date one (1) share of Common Stock if such Performance Share is then a Vested Performance Share.
               (h) “Plan Administrator” shall mean the Primary Committee (as defined by the Plan).
               (i) “Pro Forma Annual Operating Income Margin” means, for each fiscal year of the Corporation contained in the Performance Period, a percentage determined by dividing the Pro Forma Operating Income for such fiscal year by the Revenue for such fiscal year.
               (j) “Pro Forma Operating Income” means, for each fiscal year of the Corporation contained in the Performance Period, the Operating Income of the Corporation for such fiscal year, adjusted to exclude (i) amortization of purchased intangible assets, (ii) in-process research and development expense, (iii) stock-based compensation expense from acquisitions and (iv) stock-based compensation expense determined in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004).
               (k) “Revenue” means the total revenue of the Corporation for a fiscal year of the Corporation determined in accordance with generally accepted accounting principles.
               (l) “Revenue Growth Percentage” means a percentage equal to the Three-Year Annual Revenue Compound Annual Growth Rate measured over the Performance Period and certified by the Plan Administrator in accordance with Section 4.
               (m) “Revenue Growth Percentage Multiplier” means a number determined as follows:

Revenue Growth Percentage	Revenue Growth Percentage Multiplier
Less than 15.0%	0.00
15.0%	0.75
18.0%	1.00
20.0%	1.25
25.0%	1.50
30.0%	2.00
Equal to or greater than 35%	2.50
The Revenue Growth Percentage Multiplier for Revenue Growth Percentages falling between the percentages set forth in the table above shall be determined by linear interpolation.

               (n) “Three-Year Annual Revenue Compound Annual Growth Rate” means a percentage determined by the following formula: [(FY09 Revenue/FY06 Revenue)^(1/3)] — 1, where, “FY09 Revenue” means the Revenue of the Corporation for the fiscal year of the Corporation ending December 31, 2009 and “FY06 Revenue” means the Revenue of the Corporation for the fiscal year of the Corporation ending December 31, 2006.
          1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     2. Administration.
          All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Plan Administrator. All determinations by the Plan Administrator shall be final and binding upon all persons having an interest in the Award. Any officer of the Corporation shall have the authority to act on behalf of the Corporation with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Corporation herein, provided that such officer has apparent authority with respect to such matter, right, obligation, or election. If the Participant is a Covered Employee (as defined by the Plan), compensation realized by the Participant pursuant to the Award is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder, and the provisions of this Agreement shall be construed and administered in a manner consistent with this intent.
     3. The Award.
          3.1 Grant of Performance Shares. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, a right to receive a number of Performance Shares which shall not exceed the Maximum Number of Performance Shares set forth in the Grant Notice, subject to adjustment as provided in Section 10. The number of Performance Shares, if any, ultimately earned by the Participant, shall be that number of Performance Shares which become Vested Performance Shares.
          3.2 No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Performance Shares or shares of Common Stock issued upon settlement of the Performance Shares, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Corporation (or any Parent or Subsidiary) or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Corporation (or any Parent or Subsidiary) or for its benefit having a value not less than the par value of the shares of Common Stock issued upon settlement of the Performance Shares.

     4. Certification of Plan Administrator.
          4.1 Level of Performance Measures Attained. As soon as practicable following completion of the Performance Period, and in any event prior to the Vesting Date, the Plan Administrator shall certify in writing the level of attainment of the Performance Measures during the Performance Period and the resulting number of Performance Shares which shall become Vested Performance Shares on the Vesting Date, subject to the Participant’s continued Service until the Vesting Date. The Corporation shall promptly notify the Participant of the determination by the Plan Administrator.
          4.2 Adjustment to Performance Measures for Extraordinary Items. The Plan Administrator shall adjust one or both of the Performance Measures, as it deems appropriate, to exclude the effect (whether positive or negative) of any of the following occurring after the grant of the Award: (a) a change in accounting standards required by generally accepted accounting principles, (b) a merger with or acquisition of any other business entity or business assets, (c) restructurings, discontinued operations, extraordinary items or other unusual or non-recurring charges, (d) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management or (e) changes in applicable laws or regulations affecting the Corporation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to the Award.
     5. Vesting of Performance Shares.
          5.1 In General. Except as provided by this Section and Section 9, the Performance Shares shall vest and become Vested Performance Shares as provided in the Grant Notice and certified by the Plan Administrator.
          5.2 Effect of Leave of Absence. Unless otherwise required by law, in event that the Participant has taken in excess of thirty (30) days in unpaid leaves of absence during the Performance Period, the number of Performance Shares determined to be Vested Performance Shares, if any, shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.
          5.3 Effect of Involuntary Termination of Service Following a Corporate Transaction. In the event of the Involuntary Termination of Service of the Participant upon or within twelve (12) months following a Corporate Transaction in which the Performance Shares are assumed, continued or replaced by the Acquiror pursuant to Section 9 and prior to the Vesting Date, then a number of Performance Shares equal to the product of the Target Number of Performance Shares, as adjusted pursuant to Section 10 in connection with the Corporate Transaction, and the greater of (a) fifty percent (50%) or (b) the percentage that the number of days elapsed from the commencement of the Performance Period to the date of such Involuntary Termination bears to the total number of days contained in the Performance Period shall be accelerated and shall be deemed Vested Performance Shares effective as of the date of such termination of Service, and the Award shall be settled in full in accordance with Section 7 immediately upon the date of such termination of Service, which shall be deemed the Settlement Date for this purpose. This Section 5.3 shall govern exclusively the vesting of the Award in the event of a termination of the Participant’s Service upon or following a Corporate Transaction or Change in Control.
     6. Termination of Service; Forfeiture of Unvested Performance Shares.
          Except as provided by Section 5.3 and Section 9, in the event that the Participant’s Service terminates prior to the Vesting Date for any reason or no reason, with or without cause, the Participant shall forfeit and the Corporation shall automatically reacquire all Performance Shares subject to this Award. On the Vesting Date, the Participant shall forfeit and the Corporation shall automatically reacquire all Performance Shares which have not become Vested Performance Shares. The Participant shall not be entitled to any payment for such forfeited Performance Shares.
     7. Settlement of the Award.
          7.1 Issuance of Shares of Common Stock. Subject to the provisions of Section 7.3 below, the Corporation shall issue to the Participant on the Settlement Date with respect to each Vested Performance Share one (1) share of Common Stock. Shares of Common Stock issued in settlement of Performance Shares shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7.3, Section 8 or the Corporation’s Insider Trading Policy.
          7.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Corporation, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Corporation has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
          7.3 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state law or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Corporation of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Corporation.
          7.4 Fractional Shares. The Corporation shall not be required to issue fractional shares upon the settlement of the Award. Any fractional share resulting from the determination of the number of Vested Performance Shares shall be rounded down to the nearest whole number.
     8. Tax Withholding.
          8.1 In General. At the time the Grant Notice is executed, or at any time thereafter as requested by the Corporation, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Corporation, if any, which arise in connection with the Award or the issuance of shares of Stock in settlement thereof. The Corporation shall have no obligation to process the settlement of the Award or to deliver shares until the tax withholding obligations as described in this Section have been satisfied by the Participant.
          8.2 Withholding in Shares. Subject to applicable law, the Corporation shall require the Participant to satisfy its tax withholding obligations by deducting from the shares of Common Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a fair market value, as determined by the Corporation as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.
     9. Corporate Transaction.
          9.1 Effect of Corporate Transaction on the Award. In the event of a Corporate Transaction, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, either assume or continue the Corporation’s rights and obligations with respect to the outstanding Performance Shares or substitute for outstanding Performance Shares substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section, a Performance Share shall be deemed assumed if, following the Corporate Transaction, the Performance Share confers the right to receive, subject to the terms and conditions of the Plan and this Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Corporate Transaction was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon settlement of the Performance Share to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Corporate Transaction. In the event the Acquiror elects not to assume, continue or substitute for the outstanding Performance Shares in connection with a Corporate Transaction, the vesting of 100% of the Target Number of Performance Shares shall be accelerated and shall be deemed Vested Performance Shares effective as of the date of the Corporate Transaction, and the Award shall be settled in full in accordance with Section 7 immediately prior to the Corporate Transaction, provided that the Participant’s Service has not terminated prior to such date. The vesting of Performance Shares and settlement of the Award that was permissible solely by reason of this Section shall be conditioned upon the consummation of the Corporate Transaction.
          9.2 Federal Excise Tax Under Section 4999 of the Code.
               (a) Excess Parachute Payment. In the event that any acceleration of vesting the Performance Shares and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for by this Agreement in order to avoid such characterization.
               (b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 9.2(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 9.2(a), the Corporation shall request a determination in writing by independent public accountants selected by the Corporation (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Corporation and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Corporation shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 9.2(b).
     10. Adjustments for Changes in Capital Structure.
          Subject to any required action by the stockholders of the Corporation, in the event of any change in the Common Stock effected without receipt of consideration by the Corporation, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Corporation, appropriate adjustments shall be made in the number of Performance Shares subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Corporation shall not be treated as “effected without receipt of consideration by the Corporation.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Plan Administrator, and its determination shall be final, binding and conclusive.
     11. Rights as a Stockholder or Employee.

          The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Corporation or a Parent or Subsidiary and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in Service interfere in any way with any right of the Corporation or any Parent or Subsidiary to terminate the Participant’s Service at any time.
     12. Legends.
          The Corporation may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Corporation, promptly present to the Corporation any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.
     13. Miscellaneous Provisions.
          13.1 Termination or Amendment. The Plan Administrator may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 9 in connection with a Corporate Transaction, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.
          13.2 Nontransferability of the Award. Prior the issuance of shares of Common Stock on the Settlement Date, neither this Award nor any Performance Shares subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
          13.3 Unfunded Obligation. The Participant shall have the status of a general unsecured creditor of the Corporation. Any amounts payable to the Participant pursuant to the Award shall be an unfunded and unsecured obligation for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Corporation shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Corporation shall retain at all times beneficial ownership of any investments, including trust investments, which the

Corporation may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Plan Administrator or the Corporation and the Participant, or otherwise create any vested or beneficial interest in the Participant or the Participant’s creditors in any assets of the Corporation. The Participant shall have no claim against the Corporation for any changes in the value of any assets which may be invested or reinvested by the Corporation with respect to the Award.
          13.4 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
          13.5 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Corporation and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
          13.6 Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Corporation or a Parent or Subsidiary, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
               (a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Corporation provided generally to the Corporation’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Corporation or to such third party involved in administering the Plan as the Corporation may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation.
               (b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.6(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 13.6(a). The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the

Corporation or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.6(a).
          13.7 Integrated Agreement. The Grant Notice, this Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Corporation with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Corporation with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
          13.8 Applicable Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.
          13.9 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.